Exhibit 99.1

CORRECTING and REPLACING Battery Future Acquisition Corp. Announces Additional Contribution to Trust Account to Extend Deadline to Consummate Business Combination

CORRECTION... by Battery Future Acquisition Corp.

June 14, 2023 05:32 PM Eastern Daylight Time

MIAMI—(BUSINESS WIRE)—First paragraph, first sentence of release should read: representing $0.024 per public share (instead of representing $0.24 per public share).

The updated release reads:

Battery Future Acquisition Corp. Announces Additional Contribution to Trust Account to Extend Deadline to Consummate Business Combination

Battery Future Acquisition Corp. (NYSE: BFAC.U, BFAC, BFAC.WS) (“BFAC” or the “Company”), a special purpose acquisition company, announced today that, on June 14, 2023, its sponsor, Battery Future Sponsor LLC, timely deposited an aggregate of $500,000 (the “Extension Payment”), representing $0.024 per public share, into BFAC’s trust account in order to extend the date by which BFAC has to consummate a business combination from June 17, 2023 to August 17, 2023 (the “Extension”). The Extension provides BFAC with additional time to complete a business combination.

The Sponsor loaned the Extension Payment to BFAC in order to support the Extension and caused the Extension Payment to be deposited in BFAC’s trust account for its public shareholders. In connection with the Extension Payment, BFAC issued to Sponsor an unsecured promissory note (the “Note”) in the aggregate principal amount of up to $2,000,000 with interest at a rate of ten percent (10.0%) per annum. The Note will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the business combination is consummated and (ii) the date of the Company’s liquidation.

About Battery Future Acquisition Corp.

Battery Future Acquisition Corp. is a blank check company incorporated on July 29, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, BFAC’s inability to complete an initial business combination within the required time period, and other risks and uncertainties indicated from time to time in filings with the U.S. Securities and Exchange Commission (the “SEC”), including BFAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 30, 2023, under the heading “Risk Factors,” and other documents BFAC has filed, or to be filed, with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. BFAC expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in BFAC’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts

Battery Future Acquisition Corp.

(347) 417-4062

Media:

Gasthalter & Co.

Jonathan Gasthalter/Kevin FitzGerald

(212) 257-4170